UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 10, 2020

Capital Senior Living Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13445	75-2678809
(Commission File Number)	(IRS Employer Identification No.)

14160 Dallas Parkway Suite 300 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

(972) 770-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CSU	New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement.

On March 10, 2020, Capital Senior Management 2, Inc. and Capital Senior Living Properties, Inc., each a wholly owned subsidiary of Capital Senior Living Corporation (collectively, the “Company”), entered into a forbearance agreement (the “Forbearance Agreement”) with Ventas Realty, Limited Partnership and certain of its affiliated entities (collectively, “Ventas”) that are landlords under the Master Lease Agreement (as defined below). The Forbearance Agreement, which is effective February 1, 2020 (the “Effective Date”), relates to the Third Amended and Restated Master Lease Agreement, dated June 27, 2012, by and between the Company and Ventas (as amended, the “Master Lease Agreement”) pursuant to which the Company leases from Ventas certain independent, assisted living and memory care communities located in various states.

The Forbearance Agreement provides that (i) the Company will not be required to comply with certain financial covenants of the Master Lease Agreement during the Forbearance Period (as defined below), and (ii) the Company’s obligation in respect of fixed rent during the Forbearance Period will, for the period from the Effective Date until December 31, 2020, be approximately $1.0 million per month as compared to the approximately $1.3 million of monthly fixed rent that would otherwise be due and payable under the Master Lease Agreement (such reduced fixed rent, “Forbearance Period Fixed Rent”). The difference between the Forbearance Period Fixed Rent and the actual contractual fixed rent due during the Forbearance Period under the Master Lease Agreement (such difference, the “Accrued Rent”) will continue to accrue until the date that the Final Release Conditions (as defined below) have been fully satisfied (such date, the “Final Release Date”), in which event such Accrued Rent will no longer be due, or the occurrence of a Forbearance Default (as defined below), in which event such Accrued Rent will become immediately due and payable. Under the Forbearance Agreement, the “Final Release Conditions” include, without limitation, the following conditions: (i) no Forbearance Default has occurred, (ii) all of the communities subject to the Master Lease Agreement have been fully transferred and transitioned to a Successor Operator (as defined below) or Ventas in accordance with the Forbearance Agreement, and (iii) the Company is not subject to a bankruptcy or similar proceeding.

In addition, pursuant to the Forbearance Agreement Ventas may elect to terminate the Master Lease Agreement with respect to any or all of the communities subject to the Master Lease Agreement by providing written notice to the Company no later than 30 days prior to the effective date of such termination, which effective date may not be later than December 31, 2020 (such notice, a “Termination Notice”). Any such Termination Notice must indicate whether Ventas elects (i) for the Company or one of its affiliates (the “Manager”) to manage the applicable community (a “Management Election”) or (ii) to transition the applicable community (a “Transition Election”) to a new operator (a “Successor Operator”). Upon any such termination, the applicable community will be deleted and removed from the Master Lease Agreement. If, as of December 1, 2020, Ventas has not delivered a Termination Notice for any communities subject to the Master Lease Agreement, then, with respect to any such communities, Ventas will be deemed to have delivered a Termination Notice making a Management Election for such communities with an effective date of December 31, 2020. In the event of a Management Election, the applicable community will be transferred and transitioned to Ventas, provided that the Company and Ventas will enter into a property management agreement with respect to such community. Any such management agreement will provide for a management fee equal to 5% of the gross revenues of the applicable community payable to the Company and other customary terms and conditions. In the event of a Transition Election, the applicable community will be transferred and transitioned to the Successor Operator.

During the Forbearance Period, the Company will have no obligation to fund any amounts into the capital expenditures account under the Master Lease Agreement and Ventas will reimburse the Company for certain specified capital expenditures paid by the Company and additional capital expenditures paid by the Company up to an aggregate amount of $1,000 per unit per year upon the Company’s request (with reasonable supporting documentation). In the event of a Forbearance Default, all of the capital expenditure amounts reimbursed by Ventas under the Forbearance Agreement will become due and payable by the Company as additional rent, provided, that such amounts will not exceed the maximum amount of capital expenditures that would otherwise have been required to be funded by the Company under the Master Lease Agreement for the applicable period.

The Forbearance Agreement also provides that the security deposit and all escrow deposits held by Ventas under the Master Lease Agreement will be applied to the Company’s obligations under the Master Lease Agreement and will be deemed fully earned and non-refundable.

Pursuant to the Forbearance Agreement, from the Effective Date until the earlier to occur of the (i) Final Release Date and (ii) occurrence of a Forbearance Default (such period, the “Forbearance Period”), Ventas agreed to forbear from exercising any remedies that would otherwise be available to Ventas under the Master Lease Agreement in the event of a default by the Company. Under the Forbearance Agreement, a “Forbearance Default” includes, without limitation, the occurrence of one or more of the following events: (i) the Company breaches the Forbearance Agreement, (ii) an event of default or an uncured default has occurred under the Master Lease Agreement or any related agreement (other than the failure to pay the actual contractual fixed rent due under the Master Lease Agreement and certain financial covenants, provided the Company timely pays the Forbearance Period Fixed Rent), (iii) the Company becomes subject to a bankruptcy or similar proceeding, (iv) a default by the Company or any of its affiliates under the Company’s other material lease agreements that continues beyond the applicable grace or cure periods and with respect to which the landlord exercises remedies (other than applying security deposits and/or escrowed amounts), (v) a default by the Company or any of its affiliates under any obligation of the Company for borrowed money with an aggregate principal balance of $1,000,000 or more that continues beyond the applicable grace or cure periods and with respect to which the lender exercises remedies (other than applying security deposits and/or escrowed amounts), or (vi) the Company fails to comply with a covenant in the Forbearance Agreement requiring that the monthly consideration paid by the Company and/or any of its affiliates to the landlord’s under the Company’s other material lease agreements not exceed certain specified amounts.

The Forbearance Agreement also contains customary representations, warranties, covenants and releases by the parties thereto for an agreement and transaction of this nature.

The information set forth in Item 1.02 below is hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

As previously announced on February 11, 2020, the Company entered into a binding letter agreement with Healthpeak Properties, Inc. (“Healthpeak”) relating to certain communities leased by a subsidiary of the Company from an affiliate of Healthpeak pursuant to which the Company and Healthpeak agreed, among other things, to work diligently and in good faith, including executing and delivering definitive agreements, to promptly terminate the Master Lease, dated May 2006, by and between CSL Leaseco, Inc. and Capital Senior Living Properties, Inc., each a wholly owned subsidiary of the Company, and Texas HCP AL, L.P., an affiliate of Healthpeak (as amended, the “Healthpeak Lease”). On March 10, 2020, such parties to the Healthpeak Lease entered into a termination agreement, effective as of February 1, 2020 (the “Termination Agreement”), pursuant to which the Master Lease was terminated as of 11:59 p.m. (Central Time) on the day immediately preceding such effective date.

The Termination Agreement contains customary representations, warranties and covenants by the parties thereto for an agreement and transaction of this nature.

The information set forth in Item 1.01 below is hereby incorporated by reference into this Item 1.02.

Item 7.01 Regulation FD Disclosure.

As announced by the Company on March 16, 2020, the Company also entered into a forbearance agreement with Welltower Inc. (“Welltower”) on March 15, 2020 relating to the Second Amended and Restated Master Lease Agreement, dated as of December 1, 2014 (“Welltower Master Lease No. 1”), the Master Lease Agreement, dated as of September 10, 2010 (“Welltower Master Lease No. 2”) and the Master Lease Agreement, dated as of April 8, 2011 (“Welltower Master Lease No. 3”) . The Company will file a Form 8-K with the SEC summarizing the material terms of its forbearance agreement with Welltower within the time period prescribed by applicable SEC rules and regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2020	Capital Senior Living Corporation

	By:	/s/ Carey P. Hendrickson
	Name:	Carey P. Hendrickson
	Title:	Executive Vice President and Chief Financial Officer